Exhibit 10.22
LETTER OF UNDERSTANDING
To: Cass County Board of Supervisors
From: Amaizing Energy Atlantic, LLC
Date: April 4, 2007
Re: Survey and Design Expenditures for Road, Sewer and Water Improvements
The purpose of this letter is to obtain mutual understanding between the Cass County Board of Supervisors and the Amaizing Energy Atlantic, LLC (a start up company) Board of Directors on the planned engineering, road, sewer and water infrastructure improvements for the proposed ethanol project.
The Cass County Board of Supervisors and the Amaizing Energy Atlantic, LLC Directors have agreed to a fifty percent (50%) tax abatement for a ten (10) year term and agree to a minimum assessed tax based for the ethanol plant of $22,500,000.00. The original estimate for these infrastructure improvements is approximately $3,100,000.00. It is intended that a Tax Income Revenue Board will be issued to finance these improvements.
The Amaizing Energy Atlantic, LLC Directors recognize that in order to keep the road project moving forward that funds must be available to provide for these initial costs. Amaizing Energy Atlantic, LLC has contracted with Snyder and Associates to perform the initial survey and design work necessary to complete the improvements. On or about January 17, 2007 a verbal agreement was made for Amaizing Energy to provide up to $286,800.00 in expense and these funds would be recouped by Amaizing Energy at a later date.
Amaizing Energy Atlantic, LLC Board of Directors has agreed to provide up to an additional $400,000.00 for right of way acquisition, and construction costs for Phase I of the road project. This is being provided with the expectation that these funds will able be recouped by Amaizing Energy Atlantic, LLC at a later date.
The Amaizing Energy Atlantic, LLC Board of Directors requests that these infrastructure improvements expenditures be reimbursed to the LLC from the bond revenue if and when a Tax Income Revenue Bond is issued.

Samuel J. Cogdill, CEO and Chairman	Chuck Kinen, Chairman
Amaizing Energy Atlantic, LLC	Cass County Board of Supervisors

/s/ Samuel J. Cogdill, Chairman & CEO	/s/ Chuck Kinen
4/10/07

AMAIZING ENERGY – ATLANTIC LLC
SUMMARY OF ESTIMATED INFRASTRCUTURE COSTS
March 20, 2007
Snyder Project No. 106-0753

ROAD IMPROVEMENTS
Glacier Road to Echo Road Paving	2,478,917.24
5% Construction Contingency	123,945.86
RR Crossing Improvements	199,792.68
Engineering – Design & Construction Services	244,800.00

Subtotal	$3,047,455.78

WATER & SEWER EXTENSION
Water Main & Sanitary Sewer Extension	311,800.00
5% Construction Contingency	15,590.00
Engineering – Design & Construction Services	42,000.00

Subtotal	$369,390.00

ROAD EASEMENTS/ROW
Greg, Donna & Jeremy Zellmer (Zee 5 Farms, Inc.) Easement	1.00
Gregory D. & Donna Zellmer & Jeremy Zellmer Acquisition	1,845.00
Smith Generation Farms, Inc. (Glen Smith President) Easement	1.00
Smith Generation Farms, Inc. (Glen Smith President) Acquisition	2,070.00
Glen R. & Fauzan M. Smith – Acquisition	8,145.00
Glen R. & Fauzan M. Smith – Easement	1.00
Amaizing Energy Atlantic, LLC – Acquisition	1.82
Glynn D. & Joan Westphalen – Acquisition	4,865.00

Subtotal	$16,929.82

WATER/SEWER EASEMENTS
Hubbard Feeds – Easement	1.00
Rick Pellett – Easement	1.00

Subtotal	$2.00

TOTAL ESTIMATED COSTS (w/ Contingency)	$3,433,777.60